EMPLOYMENT AGREEMENT

Employment Agreement (“Agreement”), dated as of April 3, 2008, by and between Richard L. Kaplan, an individual with an address at 16839 Sunset Blvd, Pacific Palisades, CA 90272  (“Executive”), and VEBA Administrators, Inc. doing business as Benefit Planning, Inc., a California corporation, with its principal office located at 4640 Admiralty Way, 9th Floor, Marina Del Rey, CA 90292 (the “Company”).

RECITALS

A. Pursuant to that certain Stock Purchase Agreement entered by and between National Investment Managers Inc. (“NIM”), the California Investment Annuity Sales, Inc. ("CIAS"), Richard L. Kaplan and Hana E. Kaplan Inter Vivos Trust Agreement dated 1/29/97 as amended and restated 1/10/03 and Anthony S. Delfino dated April 3, 2008 (the “Purchase Agreement”), contemporaneously with the execution of this Agreement, CIAS was acquired by NIM. After the acquisition, CIAS will be an affiliate of the Company.

B. Pursuant to the Purchase Agreement, NIM has agreed to cause the Company to retain Executive as an employee during the Term (as defined below).

C. Executive desires to be employed by the Company during the Term, all upon the terms and conditions set forth herein.

NOW, THEREFORE, the Company and Executive agree as follows:

1 Engagement; Duties. Subject to the terms and conditions set forth herein, the Company shall employ Executive, and Executive shall serve the Company, as Executive Consultant during the Term (as defined in Section 2). In such capacity, Executive shall perform duties and be assigned responsibilities that are substantially similar to those performed by the Executive immediately prior to the date hereof and as may be assigned to Executive from time to time consistent with the duties performed by the Executive immediately prior to the date hereof. During the Term, the Executive shall report to the Chief Executive Officer and Chief Operating Officer of NIM. During the Term, Executive shall use Executive’s reasonable efforts to promote the interests of the Company, shall perform Executive’s duties faithfully and diligently, consistent with sound business practices and shall devote Executive’s “full business time” to the performance of Executive’s duties for the Company in accordance with the terms hereof. For purposes of this Section 1, “full business time” shall mean an average of thirty five (35) hours per non vacation weeks during the Term (as defined below).

2 Term. Unless this Agreement is terminated pursuant to Section 6, the term of this Agreement (“Term”) shall be for a period of one (1) year, commencing on April 3, 2008 and expiring on April 3, 2009.

3 Compensation. As consideration for the performance by Executive of Executive’s obligations under this Agreement, the Company shall pay Executive a base salary as follows:

(A) During the Term, the Company shall pay Executive a base salary (“Base Salary”) at the annual rate equal to Ninety Dollars ($90,000) per year.

(B) An annual bonus shall be paid at the discretion of the Board of Directors of the Company which shall be equal to up to 50% of the Base Salary and shall be based on the performance criteria established by NIM’s President and Chief Operating Officer. In the event a bonus is declared for any of the other employees of the Company, then Executive shall receive a bonus, so long as the performance criteria have been satisfied. The bonus shall be payable no later than thirty (30) days after the end of each twelve (12) month period during the Term of this Agreement.

(C) The Company shall pay the Executive fees as set forth on Schedule 1 attached hereto associated with new business generated by Executive.

(D) The Base Salary shall be payable in accordance with the Company’s normal payroll policy. The Company shall deduct from the Base Salary and any other compensation any federal, state or local withholding taxes, social security contributions and any other amounts which may be required to be deducted or withheld by the Company pursuant to any federal, state or local laws, rules or regulations.

4 Reimbursement of Expenses; Fringe Benefits.

(A) Expenses. During the Term, the Company shall reimburse Executive for ordinary and necessary business expenses incurred by Executive in the performance of Executive’s duties on behalf of the Company in accordance with the Company’s expense reimbursement policy.

(B) Fringe Benefits. During the Term, Executive shall be entitled to those fringe benefits and perquisites that are provided to other similarly situated executives of the Company generally, including any health or other insurance, pension and/or retirement, or welfare plan. Notwithstanding the foregoing, the parties acknowledge and agree that Executive shall not be entitled to fringe benefits and perquisites identified as non-recurring on Exhibit A annexed hereto.

(C) Vacation. Executive shall be entitled to four (4) weeks paid vacation days during each calendar year of the Term, pro-rated for any partial calendar year, at such times as are mutually agreed upon by Executive and the Company.

5 Relocation. In no event shall Executive be required to relocate or perform his services in another office or location which is more than twenty (20) miles distant from the Company's current principal office location.

6 Termination. Executive may terminate this Agreement in the event that John Davis’ employment as COO and President of NIM is terminated (the “Davis Termination”). The Company may terminate this Agreement upon Executive's death, and may terminate this Agreement at any earlier time at the option of the Company due to Executive's Disability (as defined below) or for Cause (as defined below).

(A) As used in this Agreement:

(i) The term "Disability" means the inability of Executive substantially to perform Executive’s duties and obligations under this Agreement for sixty (60) consecutive days or sixty (60) days in any one hundred twenty (120)-day period because of any mental or physical incapacity.

(ii) The term "Cause" means (A) any act by Executive that damages, in any material respect, the reputation, business or business relationships of the Company, (B) any action by Executive that constitutes a fraud against the Company, (C) the conviction of Executive of a felony, (D) Executive's refusal or failure to perform Executive’s duties that continues for a period of ten (10) business days after notice of such refusal or failure is given by the Company to Executive, (E) any material breach by Executive of this Agreement or any other agreement between Executive and the Company, or any affiliate of the Company, that continues for a period of ten (10) business days after notice of such breach is given by the Company to Executive, or (F) any failure by the Executive to maintain Executive’s securities registrations and other regulatory licenses and authorizations, including without limitation, any willful violation of applicable laws, rules or regulations by the Executive that results in the suspension or revocation of such registrations, licenses or authorizations.

(iii) The term “Termination Date” shall mean the earlier of the expiration of this Agreement or the effective date of the Company’s termination of this Agreement as provided in Section 6(A).

(B) Payments to Executive Upon Termination of This Agreement.

(i) In the event this Agreement is terminated prior to the expiration of the Term by the Company without Cause, the Company shall pay to Executive the amounts set forth in this Section 6(B)(i) within thirty (30) days of the effective date of termination: (a) an amount equal to Executive’s accrued but unpaid Base Salary and earned but unpaid bonus prior to the date of termination; (b) reimbursement for any reimbursable business expenses incurred in accordance with this Agreement prior to the Termination Date; (c) Executive’s Base Salary for the remainder of the Term, payable as and when such Base Salary otherwise would have been payable in accordance with the Company’s payroll practices (provided, however, if the Company’s payroll practices change after the Executive has begun to receive payments under this Section 5(B)(i)(c), such payments shall continue to be made in accordance with the Company’s payroll practices prior to such change); and (d) any other amounts or benefits due under this Agreement and any benefit plan, or program through the remainder of the Term in accordance with the terms of said plan or program. For purposes of this Sections 6(B) (i) and (ii), the bonus calculation, including performance criteria, shall be prorated during any twelve month period in which a termination occurs.

(ii) In the event this Agreement is terminated prior to the expiration of the Term by Executive in the event of a Davis Termination or by the Company for Cause or due to Executive’s death or Disability or resignation as provided in the introductory paragraph of this Section 6 other than for the reasons described in Section 6(B)(i) above, the Company shall pay to Executive the amounts set forth in this Section 6(B)(ii): (a) an amount equal to Executive’s accrued but unpaid Base Salary and earned but unpaid bonus prior to the date of termination; (b) reimbursement for any reimbursable business expenses incurred in accordance with this Agreement prior to the Termination Date; and (c) any other amounts or benefits due through the Termination Date under this Agreement and any benefit plan, or program in accordance with the terms of said plan or program.

(iii) Upon expiration of the Term, the Company shall pay to Executive the amounts set forth in this Section 6(B) (iii): (a) all of Executive’s accrued but unpaid Base Salary and earned but unpaid bonus prior to the date of termination; (b) reimbursement for any reimbursable business expenses incurred in accordance with this Agreement prior to the end of the Term; and (c) any other amounts or benefits due through the end of the Term under this Agreement and any benefit plan, or program in accordance with the terms of said plan or program, but without duplication.

The Company’s obligations under Sections 6(B)(i), (ii) and (iii) shall survive termination of this Agreement.

7 Non-Disclosure; Non-Solicitation. Reference is made to the Non-Solicitation and Non-Disclosure Agreement, of even date herewith, between NIM, the Company and Executive, which is incorporated herein by reference and shall survive the expiration or termination of this Agreement.

8 Representation and Warranty of Executive. Executive represents and warrants to Company that the execution and delivery of this Agreement and the performance of Executive’s obligations pursuant hereto shall not conflict with or result in a breach of any provisions of any (a) agreement, commitment, undertaking, arrangement or understanding to which Executive is a party or by which Executive is bound; or (b) order, judgment or decree of any court or arbitrator.

9 General Provisions.

(A) Notices. All notices and other communica-tions under this Agreement shall be in writing and may be given by personal delivery, registered or certified mail, postage prepaid, return receipt requested or generally recognized overnight delivery service. Notices shall be sent to the appropriate party at that party's address set forth above or at such other address for that party as shall be specified by notice given under this Section. All such notices and communications shall be deemed received upon (a) actual receipt by the addressee or (b) actual delivery to the appropriate address. Copies of notices hereunder shall be sent as follows: If to Executive - to: Richard L. Kaplan,,16839 Sunset Blvd, Pacific Palisades, CA 90272,  Facsimile: 310-821-1529 with a copy to Michael A. Vanic, Esq., Reish Luftman Reicher & Cohen, 11755 Wilshire Blvd., Tenth Floor, Los Angeles, CA 90025, fax no. 310-478-5831; and if to the Company, to: VEBA Administrators, Inc., c/o National Investment Managers Inc., 485 Metro Place South, Suite 275, Dublin, Ohio 43017, fax no. (614) 923-5242 attention: Chief Financial Officer, and to: Law Offices of Stephen M. Fleming PLLC, 403 Merrick Avenue, 2nd Floor, East Meadow, New York 11554, fax no. 516 977 1209, attention: Stephen M. Fleming, Esq.

(B) Assignment. This Agreement shall be binding upon, and inure to the benefit of, the parties' respective successors, permitted assigns, and heirs and legal representatives. This Agreement may be assigned to, and thereupon shall inure to the benefit of, any organization which succeeds to substantially all of the business or assets of the Company, whether by means of merger, consolidation, acquisition of all or substantially all of the assets of the Company or otherwise, including, without limitation, by operation of law. This Agreement is a personal services contract and may not be assigned by Executive nor may the duties of Executive hereunder be delegated by Executive to any other person.

(C) Severability. If any provision of this Agreement, or the application of any provision to any person or circumstance, shall for any reason or to any extent be invalid or unenforceable, the remainder of this Agreement and the application of that provision to other persons or circumstances shall not be affected, but shall be enforced to the full extent permitted by law.

(D) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

(E) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed in that state, without regard to any of its principles of conflicts of laws or other laws that would result in the application of the laws of another jurisdiction. This Agreement shall be construed and interpreted without regard to any presumption against the party causing this Agreement to be drafted. Each of the parties hereby unconditionally and irrevocably waives the right to a trial by jury in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Unless the matter is subject to Arbitration as provided in Section 9 (F), below, each of the parties unconditionally and irrevocably consents to the exclusive jurisdiction of the courts of the State of California located in the County of Los Angeles and the Federal court in the Central District of California with respect to any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and each of the parties hereby unconditionally and irrevocably waives any objection to venue in any such court.

(F) Arbitration.

Arbitrable Claims. To the fullest extent permitted by law, all disputes between Executive (and his attorneys, successors, and assigns) and Company and its affiliates, members, shareholders, directors, officers, employees, agents, successors, insurers, attorneys, and assigns) of any kind whatsoever, including, without limitation, all disputes relating in any manner to the employment or termination of Executive, and all disputes arising under this Agreement, (“Arbitrable Claims”) shall be resolved by arbitration. All persons and entities specified in the preceding sentence (other than Company and Executive) shall be considered third-party beneficiaries of the rights and obligations created by this Section on Arbitration.

Procedure. Arbitration of Arbitrable Claims shall be before the Judicial Arbitration and Mediation Service (“JAMS”) in accordance with its Rules for the resolution of disputes, as amended, and as augmented in this Agreement. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. Notwithstanding the foregoing, either party may, at its option, seek injunctive relief pursuant to section 1281.8 of the California Code of Civil Procedure. All arbitration hearings under this Agreement shall be conducted in Los Angeles, California. Company shall pay the arbitrator’s and JAMS’ fees and costs to the extent required by law. If the allocation of responsibility for payment of the arbitrator’s fees and costs would render the obligation to arbitrate unenforceable, the parties authorize the arbitrator to modify the allocation as necessary to preserve enforceability. The arbitrator shall apply and follow California Substantive and Evidence Law. The decision of the arbitrator shall be in writing and shall include a statement of the essential conclusions and findings upon which the decision is based. The interpretation and enforcement of this agreement to arbitrate shall be governed by the California Arbitration Act. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING WITHOUT LIMITATION ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE.

(G) Attorneys' Fees.  In the event of any dispute between parties to this Agreement, the prevailing party shall be entitled to immediate payment of all costs incurred by such party in such dispute, including, but not limited to, court costs and reasonable attorneys' fees.

(H) Counterparts. This Agreement may be executed in counterparts, both of which shall be considered an original, but both of which together shall constitute the same instrument. In addition, the parties may execute multiple original copies of this Agreement, each of which shall be considered an original, but all of which shall be considered the same Agreement.

(I) Entire Agreement; Amendment. This Agreement contains the complete statement of all the arrangements between the parties with respect to its subject matter, supersedes all prior agreements between them with respect to that subject matter, and may not be changed or terminated orally. Any amendment or modification must be in writing and signed by the party to be charged.

 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

VEBA Administrators, Inc., doing business as Benefit Planning, Inc., a California corporation

By: /s/Steven Ross
Name: Steven Ross
Title: CEO

/s/ Richard L. Kaplan
Richard L. Kaplan

[SIGNATURE PAGE - CONNER EMPLOYMENT AGREEMENT]

SCHEDULE 1

This Schedule I pertains only to new business generated by the Executive.

Type of revenue	Payment to Executive

Part A

• Referrals for TPA business	30% of the first year TPA fees (legal and plan administration), excludes amendments and restatement fees.

Part B

• Asset based installation allowance (on asset deposit/transfer and 1st year flow) received from insurance carrier	30% of fee *
• Insurance & Securities Commissions	50%/50% split with NIVM (after Broker/Dealer fees)
• RIA Services “solicitor fees”	50%/50% split with NIVM
• RIA Services TPA allowance	100% NIVM
• Ins. Commission referral (inside NIVM)	30% referral fee (1st year revenue only) (i.e. VFE)
• Ins. Commission referral (outside NIVM)	50%/50% split with NIVM (i.e. Weinberg)
• TPA overrides from Ins. Carrier	100% NIVM

*Exception for Brand Source case which is in progress. Installation allowance percentage to be increased as mutually agreed by Mr. Davis and Mr. Kaplan.

EXHIBIT A

Non-Recurring Fringe Benefits

Auto reimbursement in excess of IRS mileage rate
Cell phones for spouses
Reimbursement of Personal Disability Coverage
Reimbursement of Personal Long Term Care Insurance
Club Dues
Key Man Insurance
Exotic Travel